Exhibit 4.2
Execution Version
STOCK SUBSCRIPTION AGREEMENT
     THIS STOCK SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of April 22, 2008, by and among Lighting Science Group Corporation., a Delaware corporation (the “Company”), LED Holdings, LLC, a Delaware limited liability company (the “Purchaser”) and PP IV LED LLC, a Delaware limited liability company and a beneficial owner of the Purchaser (“Parent”).
R E C I T A L S:
     A. Pursuant to Section 9 of that Certificate of Designation of Preferred Stock of the Company to be designated Series B Preferred Stock, dated October 4, 2007 (the “Series B Designation”), the Purchaser, as the holder of a majority of the Series B Preferred Stock, is entitled to cause the Company to sell to Purchaser up to $10,000,000 in shares of the Company common stock, $0.001 par value per share (the “Common Stock”) at a price equal to 85% of the average closing price of the Common Stock (as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, then in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if the Common Stock is not quoted by any such organization, then as furnished by a New York Stock Exchange member firm selected by the Corporation) for the thirty (30) consecutive trading days immediately prior to the purchase.
     B. The Purchaser desires to exercise its right under Section 9 of the Series B Designation as modified herein.
     C. The Company, as guarantor, and its wholly-owned subsidiary, Lighting Science Coöperatief U.A. (the “Buyer”), a cooperative incorporated under the laws of the Netherlands are entering into a Share Purchase Agreement, dated as of even date herewith (the “Purchase Agreement”) with C. van de Vrie Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“C Holding”), W. van de Vrie Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“W Holding”), R.Q. van de Vrie Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“RQ Holding”), Q. van de Vrie Jr. Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“Q Holding”), Y.B. van de Vrie Holding B.V., a private company with limited liability incorporated under the laws of the Netherlands (“YB Holding” and together with C Holding, W Holding, RQ Holding and Q Holding, the “Sellers”), Mr. C. van de Vrie, an individual residing in the Netherlands, Mr. W. van de Vrie, an individual residing in the Netherlands, Mr. R. Q. van de Vrie, an individual residing in the Netherlands, Mr. Q. van de Vrie, an individual residing in the Netherlands, Mr. Y.B. Borghart van de Vrie, an individual residing in the Netherlands and Lighting Partner B.V., a private company with limited liability incorporated under the laws of the Netherlands (the “Target”), pursuant to which the Buyer will acquire all of the outstanding capital shares of the Target (the “Acquisition”) from the Sellers for a combination of $5,000,000 in cash paid by the Buyer and guaranteed by the Company and 4,632,000 shares (the “Consideration Shares”) of Common Stock.

     D. In order to consummate the Acquisition, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, the Shares (as defined below), subject to the terms and conditions set forth in this Agreement. The date on which such sale and purchase occur is referred to herein as the “Closing Date.”
     E. In order to induce the Company to sell the Shares to the Purchaser, and in consideration thereof, the Purchaser is willing to agree to the restrictions and interests created by this Agreement with respect to the Shares.
     F. The Company acknowledges that Parent desires to enter into the reorganization with the Company as described in Section 2 of this Agreement (the “Reorganization”).
     G. In order to induce the Purchaser to purchase the Shares from the Company, the Company will consider in good faith entering into such Reorganization with Parent.
A G R E E M E N T:
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties hereto agree as follows:
     1. Sale and Purchase of Shares. The Company shall sell to the Purchaser, subject to the conditions and restrictions contained in this Agreement, and the Purchaser shall purchase from the Company, that number of shares of Common Stock (the “Shares”) equal to the quotient obtained by dividing (x) $10,000,000, by (y) $4.80, which is equal to approximately 95% of the average closing price of a share of Common Stock (as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, then in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if the Common Stock is not quoted by any such organization, then as furnished by a New York Stock Exchange member firm selected by the Corporation) for the thirty (30) consecutive trading days immediately prior to (but not including) the Closing Date, for an aggregate purchase price of $10,000,000 (the “Purchase Price”). The closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the date hereof, or at such other time and place upon which the parties hereto shall agree. At the Closing, the Company will deliver to the Purchaser a certificate or certificates, registered in the Purchaser’s name, representing the number of Shares purchased hereunder, against payment of the Purchase Price therefor, by a check or wire transfer per the Company’s instructions for the Purchase Price payable to the Company.
     2. Reorganization.
          (a) The Company, the Purchaser and Parent acknowledge that:
          (i) the Purchaser, at its election, may distribute to the Parent the Parent’s pro rata portion of any Common Stock and Series B Preferred Stock owned by the Purchaser based on the Parent’s ownership percentage in the Purchaser;

          (ii) the Parent, at its election, may exchange 100% of any Common Stock and Series B Preferred Stock of the Company (together, the “Exchanged Stock”) owned by the Parent as a result of the distribution described in clause (i) above for voting stock of the Company in the same class with the same rights, privileges and designations, including, without limitation, voting rights, as, and equal to the same number of, the Exchanged Stock owned by the Parent as of the date of the exchange (the “Acquired Stock”); and
          (iii) following such exchange, the Parent will distribute 100% of the Acquired Stock to its shareholder in complete liquidation.
      (b) The Company shall consider in good faith entering into the Reorganization as set forth in Section 2(a) above.
     If the Reorganization is consummated, the parties intend the Reorganization to qualify as a reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company, the Purchaser and the Parent shall use reasonable efforts to cause the Reorganization to so qualify. Neither the Company nor any of its affiliates shall take any action that would cause the Reorganization not to qualify as a reorganization under Section 368(a)(1)(C) of the Code. The parties shall take the position for all purposes that the Reorganization qualifies as a reorganization under Section 368(a)(1)(C).
     3. Purchasers’ Representations and Warranties. In order to induce the Company to accept the subscription made hereby, the Purchaser hereby represents and warrants to the Company that:
          (a) it has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly authorized by all requisite action by it and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.
          (b) the execution and delivery by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, including, but not limited to, the purchase of the Shares pursuant to this Agreement, do not and will not (with or without due notice, lapse of time, or both) (i) conflict with or result in a breach of any provision of the Purchaser’s articles of organization or operating agreement; (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, or create a right of termination, or require any consent under any material agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound; or (iii) conflict with or violate the provisions of any law to which the Purchaser is subject, or any judgment, decree or order of any court or governmental authority binding upon the Purchaser, except for, in the case of clauses (ii) and (iii), any (x) conflict, violation, breach, default, termination, right of termination, acceleration, cancellation, modification or failure to obtain such consent or (y) any judgment, decree or order of any court or governmental authority that, individually or in the aggregate, would not reasonably be expected to materially impair or delay Purchaser’s ability to promptly perform its obligations hereunder.
          (c) it is acquiring the Shares hereunder, for its own account, for investment purposes only and not with a view to the resale or distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. The Purchaser is not acquiring the Shares as a result of, or subsequent to, any advertisement, article, notice or other general solicitation or communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.
          (d) it understands that (i) the Shares have not been registered under the Securities Act or any state securities laws by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Shares must be held by such Purchaser indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration. The Purchaser possesses the financial resources to bear the risk of economic loss with respect to the purchase of the Shares.
          (e) it further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may only afford the basis for sales of securities acquired hereunder in limited amounts.
          (f) it has not employed any broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.
          (g) it (i) is an “accredited investor” within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Shares, (ii) has sufficient knowledge, experience and sophistication in investing in or acquiring companies similar to the Company so as to be able to evaluate the risks and merits of its acquisition of the Company, and it is able financially to bear the risks thereof, (iii) has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and ask questions with respect thereto and (iv) has been provided access to all available information about the Company requested by the Purchaser.
          (h) upon the consummation of the transactions contemplated hereby and subject to the Company’s performance of its obligations hereunder, the Purchaser acknowledges that neither it or any other party shall have any rights under Section 9 of the Series B Designation; provided, that this Section 3(h) shall not be deemed to be a waiver of any of the Purchaser’s rights under this Agreement.
     4. Company’s Representations and Warranties. In order to induce the Purchaser to purchase the Shares, the Company hereby represents and warrants to the Purchaser as follows:

          (a) Corporate Organization. The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.
          (b) Authorization, Execution and Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other documents, instruments and certificates contemplated by, or related to, this Agreement (collectively, the “Documents”) and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and all related transactions and to perform its obligations under each such Document. The execution, delivery and performance of the Company’s obligations under each Document and the consummation of all transactions contemplated hereby or thereby by the Company, including, but not limited to, the sale and issuance of the Shares pursuant to this Agreement, have been duly and validly authorized by all requisite action of the Company, each such Document has been duly executed and delivered by the Company and each Document constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws and subject to general principles of equity.
          (c) Authorization and Validity of Shares. Upon issuance and delivery of the Shares to the Purchaser pursuant to this Agreement in consideration of the Purchaser’s payments therefor, the Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all liens, charges and encumbrances, other than restrictions on transfer under federal or state securities laws as set forth herein and those created by Purchaser.
          (d) No Conflict. The execution and delivery by the Company of each of the Documents, and the consummation of the transactions contemplated thereby, including, but not limited to, the sale and issuance of the Shares pursuant to this Agreement, do not and will not (with or without due notice, lapse of time, or both) (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws; (ii) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default or result in the acceleration of any obligation under, or result in the cancellation or modification of, or permit termination of, or create a right of termination, or require any consent under any material agreement or instrument to which the Company is a party or by which the Company is bound; or (iii) conflict with or violate the provisions of any law to which the Company is subject, or any judgment, decree or order of any court or governmental authority binding upon the Company, except for, in the case of clauses (ii) and (iii), any (x) conflict, violation, breach, default, termination, right of termination, acceleration, cancellation, modification or failure to obtain such consent or (y) any judgment, decree or order of any court or governmental authority that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the Company’s ability to promptly perform its obligations hereunder or thereunder.
          (e) Capitalization. The authorized capital stock of the Company immediately after the consummation of the Closing shall consist of 495,000,000 duly authorized shares of Common Stock. Immediately after the consummation of the Closing there will be 28,791,675 shares of Common Stock issued and outstanding, which shares shall be duly and validly issued and outstanding, fully paid and nonassessable and 2,027,917 shares of Common Stock reserved for issuance to management under equity arrangements assumed by Parent.

     5. Registration Rights Agreement. The Company acknowledges that the Shares acquired by the Purchaser pursuant to this Agreement are “Registrable Securities” under, and as defined in, that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of October 4, 2007, as amended, between the Company and the Purchaser. The Purchaser shall be entitled to the benefits of the Registration Rights Agreement with respect to the Shares with no further action.
     6. Restrictions on Transfer; Legend.
          (a) Restrictions on Transferability. The Shares are “Restricted Securities” and shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 6, which are intended to ensure compliance with the provisions of the Securities Act. The Purchaser will cause any proposed purchaser, assignee, transferee, or pledgee of the Shares held by it to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 6.
          (b) Restrictive Legends. Each certificate representing (i) the Shares and (ii) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Rule 144) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws);
““THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND CANNOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED, OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR, AT THE OPTION OF THE CORPORATION, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH

REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
     The Purchaser consents to the Company making a notation on its records and giving instructions to any transfer agent of the Common Stock in order to implement the restrictions on transfer established in this Section 6.
     7. Miscellaneous.
          (a) Expenses. The Company shall (i) bear its expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants and (ii) pay the expenses incurred by Purchaser in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.
          (b) Further Assurances. Each party hereto agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the intent of this Agreement.
          (c) Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or by first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:
               (i) if to the Company, to:

Lighting Science Group Corporation
2100 McKinney Avenue
Dallas, TX
Attention: Chief Executive Officer
Telephone: (214) 382-3630
Facsimile: (214) 722-1391

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP
901 Main Street
Suite 3100
Dallas, TX 75202
Attention: Gregory Samuel, Esq.
Telephone: (214) 651-5645
Facsimile: (214) 200-0577

               (ii) if to the Purchaser, to:

LED Holdings, Inc.
11390 Sunrise Gold Circle #800
Rancho Cordova, CA 95742
Attention: Chief Executive Officer
Telephone: (610) 745-9590
Facsimile: (908) 281-6033

with a copy to (which shall not constitute notice):

Pegasus Capital Advisors, L.P.
505 Park Avenue, 22nd Floor
New York, NY 10022
Attention: Richard Weinberg; Steven Wacaster
Telephone: (212) 710-2500
Facsimile: (212) 355-2303

and with a copy (which shall not constitute notice) to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attention: David A. Scherl, Esq.
Telephone: (212) 735-8600
Facsimile: (212) 735-8708
               (iii) if to the Parent, to:

PP IV LED, LLC
c/o Pegasus Capital Advisors, L.P.
505 Park Avenue, 22nd Floor
New York, NY 10022
Attention: Richard Weinberg; Steven Wacaster
Telephone: (212) 710-2500
Facsimile: (212) 355-2303

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Jessica M. Westbrook
Telephone: (212) 872-8185
Facsimile: (212) 872-1002

          (d) Amendments. This Agreement may be amended only by a written agreement executed by the parties hereto.
          (e) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.
          (f) Waiver of Jury Trial. EACH OF THE COMPANY, THE PURCHASER AND THE PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF THE COMPANY, THE PURCHASER OR THE PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR ACTIONS.
          (g) Entire Agreement. This Agreement, including the agreements referred to herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, arrangements, negotiations or understandings, both written and oral, which may have related to the subject matter hereof in any way.
          (h) Recapitalizations or Exchanges Affecting the Company’s Capital. The provisions of this Agreement shall apply to any and all stock or other securities of the Company or any successor or assign of the Company, which may be issued in respect of, in exchange for or in substitution of, the Shares by reason of any split, reverse split, recapitalization, reclassification, combination, merger, consolidation or otherwise, and such Shares or other securities shall be encompassed within the term “Shares” for purposes of this Agreement.
          (i) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any of the Shares sold hereunder). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          (j) Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.
          (k) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

Execution Version
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Steve Hamilton

Name:	Stephen A. Hamilton
Title:	Senior Vice President—Finance

LED HOLDINGS, LLC

By:	/s/ Steven Wacaster

Name:	Steven Wacaster
Title:	Manager

PP IV LED LLC

By:	/s/ Steven Wacaster

Name:	Steven Wacaster
Title:	Vice President & Secretary
Signature Page to Stock Subscription Agreement